Exhibit 5.1


                               [LETTERHEAD OF
              SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)]




                                              December 1, 2000

Jones Lang LaSalle Finance B.V.
Jones Lang LaSalle Incorporated
Jones Lang LaSalle Americas, Inc.
LaSalle Investment Management, Inc.
Jones Lang LaSalle Co-Investment, Inc.
LaSalle Hotel Advisors, Inc.
Jones Lang LaSalle International, Inc.
Jones Lang LaSalle Limited
200 East Randolph Drive
Chicago, IL 60601

              Re: Registration Statement on Forms F-4 and S-4 of
                  Jones Lang LaSalle Finance B.V., Jones Lang LaSalle Incorporated and Certain Subsidiaries of Jones Lang LaSalle Incorporated
                  ------------------------------------------------------------

Ladies and Gentlemen:

            We have acted as special United States counsel to (i) Jones
Lang LaSalle Finance B.V., a private limited liability company incorporated under the laws of the Netherlands (the "Company"), (ii) Jones Lang LaSalle Incorporated, a Maryland corporation and the indirect parent of the Company ("Jones Lang LaSalle Incorporated"), (iii) Jones Lang LaSalle Americas,
Inc., a Maryland corporation, (iv) LaSalle Investment Management, Inc., a Maryland corporation, (v) Jones Lang LaSalle Co-Investment, Inc., a
Maryland corporation, (vi) LaSalle Hotel Advisors, Inc., a Maryland corporation, (vii) Jones Lang LaSalle International, Inc., a Delaware corporation ("Jones Lang LaSalle International"), and (viii) Jones Lang LaSalle Limited, a company organized under the laws of England and Wales
(the entities named in the foregoing clauses (ii) through (viii) being referred to herein, collectively, as the "Guarantors"), in connection with the offering of [EURO]165,000,000 aggregate principal amount of the Company's 9% Senior Notes due 2007 (the "Notes") and related guarantees by the Guarantors (the "Guarantees"). The Notes and the Guarantees are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the outstanding 9% Senior Notes due 2007 of the Company, together with guarantees thereof by the Guarantors (the "Old Notes"), under the Indenture (as defined below).

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

            In rendering the opinions set forth herein, we have examined original or copies, certified or otherwise identified to our satisfaction, of the following:

                  (a) the Registration Statement on Forms F-4 and S-4 (File Nos. 333-48074 and 333-48074-01 through 333-48074-07) with respect to the Notes and the Guarantees as filed with the Securities and Exchange Commission (the "Commission") on October 17, 2000 and Amendment No. 1 thereto filed with the Commission on December 1,
      2000 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement");

                  (b) an executed copy of the Indenture, dated as of July 26, 2000 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, a New York banking corporation, as trustee (the "Trustee");

                  (c) executed copies of resolutions of the board of directors of Jones Lang LaSalle International, dated as of July 19, 2000;

                  (d) the form of the Notes and specimens of the global notes representing the Notes;

                  (e) the Certificate of Incorporation of Jones Lang LaSalle International, as currently in effect;

                  (f) the By-Laws of Jones Lang LaSalle International, as currently in effect; and

                  (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

            In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto (except Jones Lang LaSalle International) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below in paragraphs 1 and 2 with respect to the Company and the Guarantors, the validity and binding effect of such documents. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

            Our opinions set forth herein are limited to the Delaware General Corporation Law and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Indenture, the Notes and the Guarantees and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion as to the law of any jurisdiction, other than Opined on Law, or as to the effect of any such non opined law on the opinions herein stated. We have relied as to matters of New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

            Based upon and subject to the foregoing and to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that:

                  1. when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that (A) enforcement thereof may be limited by
      (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (B) the waiver included in Section 4.19 of the Indenture may be unenforceable; and

                  2. the Guarantee of Jones Lang LaSalle International has been duly authorized by Jones Lang LaSalle International, and, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Guarantee of each Guarantor will be the valid and binding obligation of such Guarantor entitled to the benefits of the Indenture and enforceable against such Guarantor in accordance with its terms, except to the extent that (A) enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (B) the waiver included in Section 4.19 of the Indenture may be unenforceable.

            In rendering the opinions set forth above, we have assumed that
(a) the execution and delivery by the Company of the Notes and by the Company and the Guarantors of the Indenture, including the Guarantees, and the performance by the Company and the Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company, the Guarantors or their respective properties are subject, except for those agreements and instruments which were identified to us by Jones Lang LaSalle Incorporated as being material to Jones Lang LaSalle Incorporated and its consolidated subsidiaries, including the Company and the Guarantors, and which are listed as exhibits to Jones Lang LaSalle Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (b) the Company and each of the Guarantors are validly existing and, if applicable, in good standing in their respective jurisdictions of incorporation or formation, (c) insofar as any obligation under the Indenture or the Notes is to be performed in, or by a party organized under the laws of, any jurisdiction outside the United States of America, its performance will not be illegal or ineffective in any such jurisdiction by virtue of the law of that jurisdiction and (d) the choice of the euro as the currency in which the Notes are denominated does not contravene any exchange control or other laws of the European Union and the member states thereof. With respect to the enforceability of obligations under the Notes and the Guarantees payable in euros, we note that a United States federal court would award a judgment only in United States dollars and that a judgment of a court in the State of New York rendered in euros would be converted into United States dollars at the rate of exchange prevailing on the date of entry of such judgment.

      Our opinions in paragraphs 1 and 2 above, to the extent related to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture, including the Notes and the Guarantees, are rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney's Sess. Laws of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law ss.ss. 5-1401, 5-1402 (McKinney 1990) and N.Y. CPLR 327(b) (McKinney 1990)) (the
"Act") and are subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and (ii) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York Uniform Commercial Code.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                              /s/ Skadden, Arps, Slate, Meagher &
                                      Flom (Illinois)